Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Hypebeast Limited on Amendment No. 4 to Form F-4 (File No. 333-264726) of our report dated March 31, 2022, except for the effects of the restatement discussed in Note 2, as to which the date is September 30, 2022 , with respect to our audit of the financial statements of Iron Spark I Inc. (the “Company”) as of December 31, 2021 and for the period from January 22, 2021 (inception) through December 31, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 27, 2022